Supplement dated November 13, 2007

To Prospectus Supplement dated October 29, 2007

(To Prospectus dated February 26, 2007)

$333,921,990
(Approximate)

MASTR Asset Securitization Trust 2007-1,
Mortgage Pass-Through Certificates, Series 2007-1

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Transferor)

Wells Fargo Bank, N.A.
(Master Servicer and Trust Administrator)

The prospectus supplement dated October 29, 2007 to the prospectus dated February 26, 2007 with respect to the above captioned series is hereby amended as follows:

1.

The “Approximate Initial Pass-Through Rate” listed for the Class 1-A-5-1 Component in the table entitled “The Series 2007-1 Certificates” on page S-7 of the prospectus supplement is hereby deleted and replaced with “5.50%”.

2.

The third paragraph under the heading “Summary—Credit Enhancement” on page S-23 of the prospectus supplement is hereby deleted in its entirety and replace with the following:

In addition, after the date on which the aggregate principal balance of the subordinate certificates has been reduced to zero, other than certain excess losses as described under “Description of the Offered Certificates – Allocation of Losses” in this prospectus supplement, (i) the sum of (a) losses allocated to the Class 1-A-1 Certificates, up to an aggregate maximum amount of $300,208, (b) losses allocated to the Class 1-A-2 Certificates, up to an aggregate maximum amount of $1,892,312, (c) losses allocated to the Class 1-A-3 Certificates, up to an aggregate maximum amount of $2,292,192 and (d) losses allocated to the Class 1-A-4 Certificates, up to an aggregate maximum amount of $6,575,826, will be allocated, concurrently, to the Class 1-A-5-1 Component, Class 1-A-5-2 Component, Class 1-A-5-3 Component and Class 1-A-5-4 Component (in addition to other losses allocated to each such component), pro rata, based on the certificate principal balance of each such component, so long as the certificate principal balance of each such component is greater than zero; (ii) losses allocated to the Class 2-A-4 Certificates will be borne by the Class 2-A-5 Certificates (in addition to other losses allocated to the Class 2-A-5 Certificates) so long as the certificate principal balance of the Class 2-A-5 Certificates is greater than zero; (iii) losses allocated to the Class 2-A-6 Certificates will be borne by the 2-A-7 Certificates (in addition to other losses allocated to the Class 2-A-7 Certificates) so long as the certificate principal balance of the Class 2-A-7 Certificates is greater than zero; and (iv) losses allocated to the Class 2-A-8 Certificates will be borne by the Class 2-A-9 Certificates (in addition to other losses allocated to the Class 2-A-9 Certificates) so long as the certificate principal balance of the Class 2-A-9 Certificates is greater than zero.  See “Description of the Offered Certificates—Allocation of Losses” in this prospectus supplement.

3.

The fourth paragraph under the heading “Risk Factors—The Credit Enhancement Features May Be Inadequate to Provide Protection for the Certificates” on page S-27 of the prospectus supplement is hereby deleted in its entirety and replaced with the following:

Investors in the Class 1-A-5 Certificates must be aware that after the date on which the aggregate certificate balance of the subordinate certificates has been reduced to zero, the sum of (a) certain losses allocated to the Class 1-A-1 Certificates, up to an aggregate maximum amount of $300,208, (b) certain losses allocated to the Class 1-A-2 Certificates, up to an aggregate maximum amount of $1,892,312, (c) certain losses allocated to the Class 1-A-3 Certificates, up to an aggregate maximum amount of $2,292,192 and (d) certain  losses allocated to the Class 1-A-4 Certificates, up to an aggregate maximum amount of $6,575,826, will be borne, concurrently, by the Class 1-A-5-1 Component, Class 1-A-5-2 Component, Class 1-A-5-3 Component and Class 1-A-5-4 Component (in addition to other losses allocated to each such component), pro rata, based on the certificate principal balance of each such component, so long as the certificate principal balance of each such component is greater than zero.  Investors in the Class 2-A-5 Certificates must be aware that after the date on which the aggregate certificate balance of the subordinate certificates has been reduced to zero, certain losses allocated to the Class 2-A-4 Certificates will be borne by the Class 2-A-5 Certificates, in addition to other losses allocated to the Class 2-A-5 Certificates, so long as the certificate principal balance of the Class 2-A-5 Certificates is greater than zero.  Investors in the Class 2-A-7 Certificates must be aware that after the date on which the aggregate certificate balance of the subordinate certificates has been reduced to zero, certain losses allocated to the Class 2-A-6 Certificates will be borne by the Class 2-A-7 Certificates, in addition to other losses allocated to the Class 2-A-7 Certificates, so long as the certificate principal balance of the Class 2-A-7 Certificates is greater than zero.  Investors in the Class 2-A-9 Certificates must be aware that after the date on which the aggregate certificate balance of the subordinate certificates has been reduced to zero, certain losses allocated to the Class 2-A-8 Certificates will be borne by the Class 2-A-9 Certificates, in addition to other losses allocated to the Class 2-A-9 Certificates, so long as the certificate principal balance of the Class 2-A-9 Certificates is greater than zero.  The method of allocating these losses is described in this prospectus supplement under “Description of the Offered Certificates—Allocation of Losses.”

4.

Clauses (A), (B), (C) and (D), under priority “first” in the first paragraph on page S-57 of the prospectus supplement are hereby deleted and replaced in their entirety with the following:

(A) from the Available Funds for Collateral Group 1, sequentially, to the Class 1-A-1 Certificates and the Class 1-A-5-1 Component, in that order, the applicable Accrued Certificate Interest for that Distribution Date;

(B) from the Available Funds for Collateral Group 2, sequentially, to the Class 1-A-2 Certificates and the Class 1-A-5-2 Component, in that order, the applicable Accrued Certificate Interest for that Distribution Date;

(C)  from the Available Funds for Collateral Group 3, sequentially, to the Class 1-A-3 Certificates and the Class 1-A-5-3 Component, in that order, the applicable Accrued Certificate Interest for that Distribution Date;

(D) from the Available Funds for Collateral Group 4, sequentially, (1) first, concurrently, to the Class 1-A-4 Certificates and Class A-X Certificates, pro rata, based on their respective Accrued Certificate Interest, the applicable Accrued Certificate Interest for that Distribution Date: provided, that for purposes of distributions pursuant to this clause (D) (1), the Accrued Certificate Interest for the Class A-X Certificates will be calculated solely on the basis of that portion of the Class A-X Notional Amount attributable to the Loans contributing to Collateral Group 4 and (2) second, to the Class 1-A-5-4 Component, the applicable Accrued Certificate Interest for that Distribution Date;

5.

The second paragraph on page S-65 of the prospectus supplement is hereby deleted in its entirety and replaced with the following:

Commencing on the Cross-Over Date, the applicable Non A-P Percentage of the Applicable Fraction of the principal portion of any Realized Loss will be allocated among the outstanding classes of the Senior Certificates (other than the Class A-P Certificates and the Interest Only Certificates) and Components, as applicable, of the Certificate Group related to the Loan that incurred the Realized Loss, pro rata, based on their outstanding Certificate Principal Balances; provided however that after the date on which the aggregate Certificate Principal Balance of the Subordinate Certificates has been reduced to zero, other than certain Excess Losses as described in this section of this prospectus supplement, (i) the sum of (a) Realized Losses allocated to the Class 1-A-1 Certificates, up to an aggregate maximum amount of $300,208, (b) Realized Losses allocated to the Class 1-A-2 Certificates, up to an aggregate maximum amount of $1,892,312, (c) Realized Losses allocated to the Class 1-A-3 Certificates, up to an aggregate maximum amount of $2,292,192 and (d) Realized Losses allocated to the Class 1-A-4 Certificates, up to an aggregate maximum amount of $6,575,826, will be allocated, concurrently, to the Class 1-A-5-1 Component, Class 1-A-5-2 Component, Class 1-A-5-3 Component and Class 1-A-5-4 Component (in addition to other Realized Losses allocated to each such component), pro rata, based on the certificate principal balance of each such component, so long as the certificate principal balance of each such component is greater than zero; (ii) Realized Losses allocated to the Class 2-A-4 Certificates will be borne by the Class 2-A-5 Certificates (in addition to other Realized Losses allocated to the Class 2-A-5 Certificates) so long as the certificate principal balance of the Class 2-A-5 Certificates is greater than zero; (iii) Realized Losses allocated to the Class 2-A-6 Certificates will be borne by the 2-A-7 Certificates (in addition to other Realized Losses allocated to the Class 2-A-7 Certificates) so long as the certificate principal balance of the Class 2-A-7 Certificates is greater than zero; and (iv) Realized Losses allocated to the Class 2-A-8 Certificates will be borne by the Class 2-A-9 Certificates (in addition to other Realized Losses allocated to the Class 2-A-9 Certificates) so long as the certificate principal balance of the Class 2-A-9 Certificates is greater than zero.  Because the Class 1-A-5 Certificates are comprised of the Class 1-A-5-1, Class 1-A-5-2, Class 1-A-5-3 and Class 1-A-5-4 Components, any Realized Losses allocated to such Components will be borne by the Class 1-A-5 Certificates.

UBS Investment Bank